EXHIBIT 23.1

Consent of Independent Certified Public Accountants

We hereby consent to the use in this Registration Statement on Form S-3 of our report dated October 28, 2002 relating to the consolidated financial statements of BankUnited Financial Corporation, which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/    PRICEWATERHOUSECOOPERS LLP

PricewaterhouseCoopers LLP

Miami, Florida

May 2, 2003